EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-17765-02 and 33-20387) and Form S-3 (Nos. 33-50708, 33-50710 and 33-51311) of Shawmut National Corporation of our report dated January 21, 1994 (August 12, 1994 as to Note 26), related to the consolidated financial statements of Northeast Federal Corp. and subsidiary as of December 31, 1993 and for the year then ended, which appears in the Current Report on Form 8-K of Shawmut National Corporation dated January 11, 1995.

     /s/ Deloitte & Touche LLP

     Hartford, Connecticut
     January 13, 1995